Exhibit 99.1
For immediate release:
Bank of Commerce Holdings™ Reports Full Year Net Income of $6.2 million or $0.35 diluted earnings per common share
REDDING, California, January 28, 2011/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $939 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™ today announced 4th quarter and full year 2010 operating results.
“We are very pleased with our Company’s financial results in another difficult year for the banking industry. Despite the challenges, we have never been more optimistic about the long-term future of our Company. We have the underlying financial strength and profitability to meet our customer’s needs as the economy stabilizes and begins expanding again. We look forward to 2011 with renewed enthusiasm” said Patrick J. Moty, President and CEO.
“In 2010 we increased our net interest margin, maintained solid profitability with a 3.6% increase in net income and continued to assertively attend to the credit issues in our markets. Being profitable provides our shareholders with a strong Company, with expanding opportunities to provide financial services to businesses, professionals, families and individuals in multiple markets.”
     2010 Full Year Highlights:
•	Net income of $6.2 million up 3.6% over the prior year

•	Total revenues of $62.2 million

•	Pre-tax pre-provision profits of $22.2 million[1]

•	Diluted earnings per common share of $0.35, reduced by $0.06 per share for CPP preferred dividends and accretion

•	Average portfolio loans of $640.2 million, up 8.6% from prior year

•	Allowance for loan and lease losses 2.14% of total portfolio loans

•	Non-performing assets represent 2.43% of total assets

•	Average checking and savings deposits (core) of $311.1 million, up 12.1% from prior year

•	Net interest margin of 4.06% compared to 3.94% at 12-31-2009

•	Return on average assets of 0.69% and return on average equity of 6.50%

•	Cash dividends paid to common shareholders in 2010 totaled $2.6 million

[1]	Pre-tax pre-provision profit is net income before provision for loan and lease losses and provision for income taxes. Management believes that this measurement is a useful financial measure because it enables investors and others to determine the Company’s ability to generate capital to cover credit losses.

Fourth Quarter 2010 Highlights:
•	Net income of $1.6 million

•	Total revenues of $17.6 million

•	Diluted earnings per common share of $0.08, reduced by $0.01 per share for CPP preferred stock dividends

•	Pre-tax pre-provision profits of $6.9 million

•	Reduction in non-performing assets of $4.4 million, or non-performing assets of 2.43% of total assets compared to 3.03% of total assets in prior quarter
Selected Financial Information

	Quarter Ended		Year Ended
	December 31, 2010	September 30, 2010	December 31, 2010
Earnings
Diluted earnings per share	$0.08	$0.08	$0.35
Net Income (Dollars in thousands)	$1,622	$1,559	$6,220
Return on Average Assets	0.70%	0.70%	0.69%
Return on Average Equity	6.22%	6.61%	6.50%

Asset Quality
Allowance as a % of total portfolio loans	2.14%	2.53%	2.14%
Nonperforming loans as a % of total assets	2.43%	3.03%	2.43%
Net charge-offs as a % of average total loans	1.77%	0.67%	1.75%

Other (Dollars in thousands)
Total revenues	$17,646	$16,667	$62,209
Average portfolio loans	$632,804	$625,396	$640,213
Average core deposits[2]	$305,571	$300,008	$311,134
Net Interest margin	4.04%	4.14%	4.06%
Financial Performance
While our current economic environment remains challenging, our Company provided solid value to our shareholders in 2010. During the first quarter 2010 the Company successfully completed a capital raise, increasing our equity by approximately $33.1 million after deducting expenses related to the raise. Our Company earned $6.2 million or $0.35 per diluted share. We declared common stock cash dividends totaling $0.18 per share in 2010, representing a yield of 2.77%.
As of December 31, 2010, the Company had total consolidated assets of $939.1 million, total gross portfolio loans of $600.7 million, and allowance for loan and leases of $12.8 million or 2.14% of total portfolio loans, deposits outstanding of $648.7 million and shareholders equity of $103.7 million.
Net Interest Income
Net interest income was $33.0 million compared with $29.0 million a year ago. A combination of reduced funding costs and an increase in the volume of earning assets significantly improved the Company’s net interest margin. The increased volume of earning assets contributed an additional $5.0 million in interest income. The Company benefited from the continued decline in interest expense relating to retail and wholesale funding. As a result of the decline in interest rates, the Company realized a decrease in interest expense of $1.0 million. The net effect of volume increases and reduced expenses added $4.0 million to the margin increasing the net interest margin to 4.06% compared to 3.94% a year ago.

[2]	Core deposits are the total of checking and savings accounts

Noninterest income
Noninterest income for the year ended December 31, 2010 was $19.8 million or 96.9% greater than the same period a year ago. Noninterest income includes the following items:

	Years Ended December 31,
(Dollars in thousands)	2010	2009	2008
Noninterest income:
Service charges on deposit accounts	$260	$390	$311
Payroll and benefit processing fees	448	452	453
Earnings on cash surrender value- Bank owned life insurance	439	418	340
Net gain on sale of securities available-for-sale	1,981	2,438	628
Net loss on sale of derivative swap transaction	—	—	(225)
Net gain on transfer of financial assets	—	341	—
Gain on settlement of put reserve	1,750	—	—
Mortgage brokerage fee income	14,214	5,327	21
Other income	726	697	1,095

Total Noninterest income	$19,818	$10,063	$2,623

The significant increase is primarily derived from increased mortgage origination volume, gains from the settlement of the put reserve, and a consolidation of twelve months of mortgage brokerage fee income compared to seven months for the year ended December 31, 2009.
Mortgage brokerage fee income is primarily derived from origination fees on residential mortgage loans and from the sale of mortgage loans to financial institutions. Loan origination fees and sales fees earned on brokered loans are recorded as income when the loans are sold. Mortgage brokerage fee income increased substantially as a result of increased origination volume, due to the current historically low interest rate environment.
During 2010, the Company received a written release to the put reserve provided on the ITIN loan pool purchase. The “put reserve” was part of the April 17, 2009 loan “swap” transaction in which the Company purchased a pool of Individual Tax Identification Number (“ITIN”) residential mortgages in exchange for a combination of certain nonperforming loans and cash. The put reserve or credit enhancement originally totaled $3.5 million; the Company had the right but not the obligation to “put back” the outstanding principal balance of any ITIN loan that became sixty days or more delinquent over a period not to exceed three years from the transaction date.
Prior to the release, the put reserve carried a balance of $2.1 million; approximately $398,627 of the reserve was paid to the private equity firm as consideration. As a result, the Company recorded a $1.7 million gain on settlement.
Our investment strategy requires that we periodically reposition our investment portfolio within certain parameters to minimize risks to comprehensive income, and to mitigate interest rate risk. The Company continued to reposition the portfolio during the current period. As a result, the Company realized less gain on sales of securities compared to the prior year. Accordingly, net gains on available for sale securities decreased by $457,000 compared to the prior year end.

Noninterest expense
Noninterest expense for the year ended December 31, 2010 was $30.3 million or 47.0% greater than the same period a year ago. Noninterest expense includes the following items:

	Years ended December 31,
(Dollars in thousands)	2010	2009	2008

Salaries & related benefits	$15,903	$10,882	$7,751
Occupancy & equipment expense	3,660	3,405	2,501
Write down of other real estate owned	1,571	164	735
FDIC insurance premium	1,016	1,274	383
Data processing fees	270	282	276
Professional service fees	1,726	820	667
Deferred compensation expense	493	478	461
Stationery & supplies	258	185	262
Postage	198	147	134
Directors’ expenses	266	299	294
Other expenses	4,967	2,688	1,832

Total Noninterest expense	$30,328	$20,624	$15,296

The $9.7 million increase in noninterest expense is primarily due to increased salaries and related benefits pertaining to the Mortgage Services subsidiary. The Mortgage Services subsidiary transitioned existing independent contractors to FTE’s, resulting in an increase in salaries and related benefits. Furthermore, due to continued growth in Mortgage Services operations, there was additional staff added to payroll. The increase in salaries and related benefits is primarily due to the timing of the purchase of an equity interest in our Mortgage Services subsidiary. The Company consolidated an additional $4.6 million in related salaries and benefits of the Mortgage Services for the year ended December 31, 2010 compared to a consolidation of only seven months of expense for the year ended December 31, 2009.
During 2010, the Company determined that a valuation adjustment to the carrying value of the Company’s other real estate owned was necessary. The values were adjusted downward, reflecting the continued deterioration in local real estate market conditions. As a result, the Company recognized a $1.6 million impairment charge to earnings.
Other expenses increased by approximately $2.1 million during 2010. The increase is primarily due to increased credit administration expenses including appraisal expenses associated with the Company’s real estate loan portfolio and overall increased activities associated with the Mortgage Services general operations.
For the year ended December 31, 2010, professional fess increased approximately $1.0 million. During the reporting period, the Company increased the solicitation of outside professionals to conduct credit quality reviews pertaining to the Company’s loan portfolio. In addition, during the reporting period, the Company increased the engagements of legal counsel. The increase in these services coincides with the continued monitoring of the Company’s nonperforming loans.
Income Taxes
Our provision for income taxes includes both federal and state income taxes and reflects the application of federal and state statutory rates to our income before taxes. Our Company’s effective tax rate at December 31, 2010 was 32.79%, compared to 30.02% at December 31, 2009. The difference between statutory tax rates and our effective tax rate is the benefit derived from investing in tax-exempt securities and preferential state tax treatment for qualified enterprise zone loans.

Loans
Average portfolio loans were $640.2 million at December 31, 2010 compared with $589.3 million at December 31, 2009. The increase is directly related to the increased loan originations coupled with the purchase of one Home Equity pool of loans with an outstanding balance of $17.8 million at year-end 2010.
Deposits
Average checking and savings accounts (core deposits) increased 12.1% percent to $311.1 million from $277.6 million a year ago. During the year approximately $28.0 million in brokered time deposits were repaid.
Capital
As of December 31, 2010, the Bank is categorized as “well capitalized” under the current regulatory framework.

		December 31, 2010
		Actual	Well Capitalized	Minimum Capital
	Capital	Ratio	Requirement	Requirement

The Company
Leverage	$115,541,020	12.48%	n/a	4.0%
Tier 1 Risk-Based	115,541,020	13.58%	n/a	4.0%
Total Risk-Based	126,211,864	14.83%	n/a	8.0%

Redding Bank of Commerce
Leverage	$106,747,245	11.60%	5.0%	4.0%
Tier 1 Risk-Based	106,747,245	13.17%	6.0%	4.0%
Total Risk-Based	116,918,219	14.42%	10.00%	8.0%
Credit Quality
Fourth quarter credit results were in line with management expectations, while losses were elevated during the quarter as expected, management actions were designed to position the Company to take advantage of a more favorable economic outlook in 2011. While we continue to advance loans to credit-worthy borrowers, segments of the Company’s loan portfolio remained strained. The Commercial and Industrial portfolio experienced deterioration in 2010 while our real estate development properties and construction related lending are showing some signs of stabilization. Nevertheless, our loan portfolio remains susceptible to additional weakening in commercial real estate values and ongoing deterioration in the general economy.
Credit Losses
Net charge-offs were $11.2 million for the year ending December 31, 2010, or 1.75% of average loans compared with net charge-offs of $6.7 million of 1.14% of average loans at December 31, 2009. The most significant increase in charge-offs were in the Commercial & Industrial and Commercial Real Estate portfolios.
Allowance for Loan and Lease Losses
The allowance for loan and lease losses totaled $12.8 million at December 31, 2010 compared to $11.2 million at December 31, 2009. The allowance represents management’s estimate of inherent losses in the loan portfolio at December 31, 2010. The allowance coverage to total loans was 2.14% at December 31, 2010 compared to 1.86% at December 31, 2009.

(Dollars in thousand)
Twelve Months Ended	December 31, 2010	September 30, 2010	December 31, 2009

Beginning balance	$11,207	$11,207	$8,467
Provision for loan loss charged to expense	12,850	8,300	9,475
Loans charged off	(12,089)	(4,765)	(6,909)
Loan loss recoveries	873	710	174

Ending balance	$12,841	$15,452	$11,207
Gross portfolio loans outstanding at period end	$600,707	$611,027	$600,002
Ratio of allowance for loan losses to total loans	2.14%	2.53%	1.86%

Nonperforming Assets
Total nonperforming assets were $22.8 million at December 31, 2010 compared to $15.6 million at December 31, 2009, representing 2.43% of total assets and include $20.5 million of non-accrual loans and $2.3 million of other real estate owned.

(Dollars in thousands)
Nonperforming assets	December 31, 2010	September 30, 2010	December 31, 2009

Commercial & Industrial	$2,302	$4,952	$237
Secured by 1-4 family, closed end 1st lien	1,166	1,204	623
Secured by 1-4 family — Revolving	97	194	199
Secured by Commercial Real Estate	7,066	9,617	5,759
Secured by RE — 1-4 Construction	342	261	849
Secured by RE — ITIN Loan Pool	9,538	6,751	—
Secured by Home Equity Loan Pool	—	42	—
Secured by RE — Other Construction	—	2,251	—

Nonaccrual Loan Portfolio	$20,511	$25,272	$7,667
90 days past due and still accruing	—	—	5,052
Other real estate owned	2,288	2,020	2,880

Total nonperforming assets	$22,799	$27,292	$15,599
Allowance for loan losses to non accrual loans	62.61%	61.14%	146.17%
Nonaccrual loans to total loans	3.41%	4.14%	1.28%

The Company periodically restructures loans and grants concessions to borrowers due to economic or legal reasons relating to the borrower’s financial condition that it would not otherwise consider. Loans restructured under these situations are classified as troubled debt restructurings. As of December 31, 2010, the Company has 93 restructured loans that qualified as troubled debt restructurings, of which 50 were performing according to their restructured loans and are considered performing loans.

Troubled debt restructurings	December 31, 2010	September 30, 2010	December 31, 2009
(Dollars in thousands)

Nonaccrual	$11,977	$12,587	$4,937
Accruing	12,668	12,162	5,730

Total troubled debt restructurings	$24,645	$24,749	$10,667
Bank of Commerce Mortgage ™
Our Company is especially pleased with the results attributable to our mortgage banking subsidiary, Bank of Commerce Mortgage™ for 2010. We believe that our Company has played a significant part in making credit available to help the economic recovery in our markets. The outstanding balance of this portfolio at December 31, 2010 was $43.0 million.
•	Total Home Mortgage applications processed during 2010 of $1.4 billion

•	Home Mortgage originations (purchases) funded during 2010 of $315.6 million

•	Home Mortgage refinances funded during 2010 of $462.3 million

•	Home Mortgage pipeline of $96.7 million at December 31, 2010

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:
•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities.

•	The health of the economy declines nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Losses in the Company’s merchant credit card processing business.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.
For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and under the heading:
“Risk factors that may affect results” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

BANK OF COMMERCE HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 and 2009 (Dollars in thousands)

	2010	2009
	(Unaudited)
ASSETS
Cash and due from banks	$23,786	$36,902
Interest bearing due from banks	39,470	31,338

Cash and cash equivalents	63,256	68,240
Securities available-for-sale (including pledged collateral of $32,564,562 at December 31, 2010 and $55,672,267 at December 31, 2009)	189,235	80,062
Mortgage loans held for sale	42,995	27,288
Loans, net of the allowance for loan and lease losses of $12,841,186 at December 31, 2010 and $11,207,213 at December 31, 2009	587,865	590,023
Bank premises and equipment, net	9,697	9,980
Goodwill	3,695	3,727
Other real estate owned	2,288	2,880
Other assets	40,102	31,206

TOTAL ASSETS	$939,133	$813,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand — noninterest bearing	$91,025	$69,448
Demand — interest bearing	162,258	163,813
Savings accounts	83,652	65,414
Certificates of deposit	311,767	341,789

Total Deposits	648,702	640,464

Securities sold under agreements to repurchase	13,547	9,621
Federal Home Loan Bank borrowings	141,000	70,000
Other liabilities	16,692	9,050
Junior subordinated debt payable to unconsolidated subsidiary grantor trust	15,465	15,465

Total liabilities	835,406	744,600

Shareholders’ equity:
Preferred stock (liquidation preference of $1,000 per share; issued 2008); 2,000,000 shares authorized; 17,000 shares issued and outstanding in 2010 and 2009	16,731	16,641

Common stock, no par value; 50,000,000 shares authorized; 16,991,495 shares issued and outstanding in 2010 and 8,711,495 outstanding in 2009	42,755	9,730
Common stock warrant	449	449
Retained earnings	41,722	39,004
Accumulated other comprehensive income (loss), net of tax	(509)	657

Total Equity — Bank of Commerce Holdings	101,148	66,481
Non controlling interest in subsidiary	2,579	2,325

Total shareholders’ equity	103,727	68,806

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$939,133	$813,406

BANK OF COMMERCE HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
(Dollars in thousands)	(Unaudited)
Interest income:
Interest and fees on loans	$37,000	$35,860	$33,582
Interest on tax-exempt securities	1,692	1,164	1,197
Interest on U.S. government securities	2,083	3,450	2,469
Interest on federal funds sold and securities purchased under agreement to resell	2	32	303
Interest on other securities	1,614	823	138

Total interest income	42,391	41,329	37,689

Interest expense:
Interest on demand deposits	968	1,015	2,173
Interest on savings deposits	921	963	1,576
Interest on certificates of deposit	6,151	7,628	8,552
Interest on securities sold under repurchase agreements	52	50	173
Interest on FHLB borrowings	626	1,833	2,812
Interest on junior subordinated debt payable to unconsolidated subsidiary grantor trusts	680	846	1,056

Total interest expense	9,398	12,335	16,342

Net interest income	32,993	28,994	21,347
Provision for loan and lease losses	12,850	9,475	6,520

Net interest income after provision for loan and lease losses	20,143	19,519	14,827

Noninterest income:
Service charges on deposit accounts	260	390	311
Payroll and benefit processing fees	448	452	453
Earnings on cash surrender value - Bank owned life insurance	438	418	340
Net gain on sale of securities available-for-sale	1,981	2,438	628
Net loss on sale of derivative swap transaction	—	—	(226)
Net gain transfer of financial assets	—	341	—
Gain on settlement of put reserve	1,750	—	—
Mortgage brokerage fee income	14,214	5,327	21
Other income	727	697	1,096

Total noninterest income	19,818	10,063	2,623

Noninterest expense:
Salaries and related benefits	15,903	10,882	7,751
Occupancy and equipment expense	3,660	3,405	2,501
Write down of other real estate owned	1,571	164	735
FDIC insurance premium	1,016	1,274	383
Data processing fees	270	282	276
Professional service fees	1,726	820	667
Deferred compensation expense	493	478	461
Stationery and supplies	258	185	262
Postage	198	147	134
Directors’ expenses	266	299	294
Other expenses	4,967	2,688	1,832

Total noninterest expense	30,328	20,624	15,296

Income before provision (benefit) for income taxes	9,633	8,958	2,154
Provision (benefit) for income taxes	3,159	2,690	(40)

Net income	6,474	6,268	2,194

Less: Net income attributable to non-controlling interest	254	263	—
Net income attributable to Bank of Commerce Holdings	$6,220	$6,005	$2,194

Less: preferred dividend and accretion on preferred stock	940	942	—
Income available to common shareholders	5,280	5,063	2,194
Basic earnings per share	$0.35	$0.58	$0.25
Weighted average shares — basic	14,951	8,711	8,713
Diluted earnings per share	$0.35	$0.58	$0.25
Weighted average shares — diluted	14,951	8,711	8,725
Cash dividends declared	$0.18	$0.24	$0.29

Average Balances, Interest Income/Expense and Yields/Rates Paid
Years Ended December 31,

	2010				2009			2008
	Average				Average			Average
(Dollars in thousands)	Balance		Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Interest Earning Assets
Portfolio loans	$640,213	[3]	$37,000	5.78%	$589,336	$35,860	6.08%	$518,759	$33,582	6.47%
Tax-exempt securities	42,172		1,692	4.01%	28,384	1,164	4.10%	24,399	1,197	4.91%
US government securities	27,423		617	2.25%	8,606	343	3.99%	13,637	553	4.06%
Mortgage backed securities	48,972		1,466	2.99%	53,722	3,107	5.78%	37,328	1,916	5.13%
Federal funds sold	995		2	0.20%	13,438	32	0.24%	17,987	303	1.68%
Other securities	52,322		1,614	3.08%	41,305	823	1.99%	2,918	139	4.76%

Average Earning Assets	$812,097		$42,391	5.22%	$735,241	$41,329	5.62%	$615,028	$37,690	6.13%
Cash & due from banks	28,748				26,841			16,298
Bank Premises	9,814				10,322			11,097
Other assets	55,440				40,639			19,866

Average Total Assets	$906,099				$804,211			$662,289

Interest Bearing Liabilities
Interest bearing demand	$141,983		$968	0.68%	$145,542	$1,015	0.70%	$138,743	$2,173	1.57%
Savings deposits	76,718		921	1.20%	62,846	963	1.53%	56,914	1,576	2.77%
Certificates of deposit	321,051		6,151	1.92%	317,417	7,628	2.40%	234,493	8,552	3.65%
Repurchase Agreements	12,274		52	0.42%	11,006	51	0.46%	13,043	173	1.33%
Other borrowings	134,255		1,306	0.97%	122,057	2,678	2.19%	98,518	3,868	3.93%

Average Interest Liabilities	$686,281		$9,398	1.37%	$658,868	12,335	1.87%	$541,711	$16,342	3.02%
Noninterest bearing Demand	92,433				69,250			70,933
Other liabilities	31,748				9,467			5,660
Shareholders’ equity	95,637				66,626			43,985

Average Liabilities and Shareholders’ equity	$906,099				$804,211			$662,289

Net Interest Income and Net Interest Margin			$32,993	4.06%		$28,994	3.94%		$21,348	3.47%

[3]	Average nonaccrual loans and average loans held for sale of $20.5 and $30.6 million are included, respectively

BANK OF COMMERCE HOLDINGS & SUBSIDIARIES
Quarterly Financial Condition Data (unaudited)

	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,
(Dollars in thousands, except for per share data)	2010	2010	2010	2010	2009

Interest income:
Interest and fees on loans	$9,233	$9,414	$9,302	$9,051	$9,184
Interest on tax-exempt securities	524	465	381	322	311
Interest on U.S. government securities	505	633	507	439	676
Interest on federal funds sold and securities repurchased under agreements to resell	—	1	—	1	1
Interest on other securities	529	471	343	270	266

Total interest income	10,791	10,984	10,533	10,083	10,438

Interest expense:
Interest on demand deposits	261	251	226	230	229
Interest on savings deposits	244	237	221	219	221
Interest on certificates of deposit	1,383	1,453	1,554	1,761	1,906
Securities sold under repurchase agreements	12	13	15	12	13
Interest on FHLB and other borrowings	181	186	138	136	172
Interest on junior subordinated debt	47	204	207	208	208

Total interest expense	2,128	2,344	2,361	2,566	2,749

Net interest income	8,663	8,640	8,172	7,517	7,689
Provision for loan and lease losses	4,550	4,450	1,600	2,250	3,150

Net interest income after provision for loan and lease losses	4,113	4,190	6,572	5,267	4,539

Noninterest income:
Service charges on deposit accounts	53	63	62	82	94
Payroll and benefit processing fees	113	107	100	128	105
Earnings on cash surrender value — bank owned life insurance	111	112	107	108	107
Net gain on sale of securities available-for-sale	738	179	133	931	454
Net gain on transfer of financial assets	—	—	—	—	1
Gain on settlement of put reserve	—	1,750	64	54	68
Mortgage brokerage fee income	5,629	3,293	2,753	2,539	2,112
Other income	211	179	118	100	119

Total noninterest income	6,855	5,683	3,337	3,942	3,060

Noninterest expense:
Salaries and related benefits	4,665	4,162	3,365	3,711	3,209
Occupancy and equipment expense	855	952	924	929	1,178
Write down of other real estate owned	196	129	1,064	181	161
FDIC insurance premium	261	250	254	251	279
Data processing fees	65	52	64	89	51
Professional service fees	740	216	543	400	146
Deferred compensation expense	127	126	122	118	118
Stationery and supplies	47	35	96	80	44
Postage	53	58	45	42	36
Directors’ expense	58	56	68	84	67
Other expenses	1,270	1,257	965	1,300	828

Total noninterest expense	8,337	7,293	7,510	7,185	6,117

Income before provision for income taxes	2,631	2,580	2,399	2,024	1,482
Provision for income taxes	749	916	750	744	43

Net Income	1,882	1,664	1,649	1,280	1,439
Less: Net income (loss) attributable to non- controlling interest	260	105	144	(255)	33
Net income attributable to Bank of Commerce Holdings	$1,622	$1,559	$1,505	$1,535	$1,406

Less: Preferred dividend and accretion on preferred stock	$235	$235	$236	$235	$235
Income available to common stockholders	$1,387	$1,324	$1,269	$1,300	$1,171

Basic earnings per share	$0.08	$0.08	$0.08	$0.15	$0.13
Weighted average shares — basic	16,991	16,991	16,837	8,871	8,711
Diluted earnings per share	$0.08	$0.08	$0.08	$0.15	$0.13
Weighted average shares — diluted	16,991	16,991	16,837	8,871	8,711
Cash dividends per share	$0.03	$0.03	$0.06	$0.06	$0.06

About Bank of Commerce Holdings
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, and Bank of Commerce Mortgage™. The bank is a federally insured California banking corporation and opened on October 22, 1982. BOCH is a NASDAQ Global Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:
Howe Barnes Hoefer & Arnett Investment Inc. /
John T. Cavender
555 Market Street
San Francisco, CA (800) 346-5544
Hill, Thompson, Magid & Co. Inc / R.J. Dragani
15 Exchange Place, Suite 800
Jersey City, New Jersey 07030 (201) 369-2908
Keefe, Bruyette & Woods, Inc. /
Dave Bonaccorso
101 California Street, 37th Floor
San Francisco, CA 94105 (415) 591-5063
Sandler & O’Neil /Bryan Sullivan
919 Third Avenue, 6th Floor
New York, NY 10022 (888) 383-3112
McAdams Wright Ragen, Inc. /Joey Warmenhoven
1121 SW Fifth Avenue
Suite 1400
Portland, Oregon 97204 (866) 662-0351
Contact Information:

Patrick J. Moty, President & CEO	Telephone Direct (530) 722-3953
Linda J. Miles, EVP & Chief Operating Officer	Telephone Direct (530) 722-3955
Samuel D. Jimenez, Senior Vice President and CFO	Telephone Direct (530) 722-3952